EXHIBIT 10.1

Sysco Corporation 1390 Enclave Parkway Houston, Texas 77077T 281.584.1390 sysco.com

PERSONAL AND CONFIDENTIAL

November 12, 2020

Mr. Aaron E. Alt

Delivered via email: aaralt@yahoo.com

Dear Aaron:

I am delighted to offer you the important leadership role of Executive Vice President & Chief Financial Officer reporting to me, with a start date of December 7, 2020. The following is a summary of your compensation package:

•	Your annual base salary will be $775,000. Your next review date is expected to be September 2021.

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For Fiscal Year 2021, you will be eligible for to participate in Sysco’s Management Incentive Plan (MIP) and receive a bonus with actual payment based on your annual base salary, the Company’s financial performance and your strategic bonus objectives. Your target bonus will be 100% of your base pay. Your incentive award calculation for FY2021 will be prorated based on your time in this role. Eligibility for the bonus is contingent upon your continued employment with Sysco through the end of the fiscal year. An overview of the FY2021 Short-term Incentive Plan is attached for your information.

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You will receive a long-term incentive award for FY2021 representing 325% of your annual base salary. This award will comprise 30% stock options, 50% performance share units (PSUs), and 20% restricted stock units (RSUs), as approved by the Compensation & Leadership Development Committee of the Board of Directors. The stock options and RSUs will vest one third on each anniversary date of the grant over three years, and the PSUs will vest at the end of FY2022 contingent upon achieving the performance criteria associated with the FY2021-FY2022 two-year performance period. An overview of the FY2021 Long-term Incentive Plan is attached for your information. Additional details about these grants and their respective terms will be provided at the time of grant, which will be within 60 days of your start date.

Mr. Aaron E. Alt

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You will receive a one-time, initial sign-on bonus of $300,000, payable within 30 days of the commencement of your employment with Sysco, less applicable withholding for taxes. In the event you voluntarily resign or are terminated for cause (as determined by Sysco in its sole discretion) within one year after receipt of the sign-on bonus payment, you agree to repay 100% of the net (after tax) amount of the sign-on bonus within thirty (30) days of your termination date. In the event you voluntarily resign or are terminated for cause (as determined by Sysco in its sole discretion) within two years after receipt of the sign-on bonus payment, you agree to repay 50% of the net (after tax) amount of the applicable sign-on bonus within thirty (30) days of your termination date.

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You will be eligible for full benefits with medical, dental, vision, and life / AD&D insurance effective the first day of the month coincident with or next following 60 days of employment. An overview of the available benefits can be viewed at www.syscobenefits.com. During this eligibility waiting period, you will be eligible for reimbursement of out-of-pocket premiums associated with continuation of previous health care coverage under COBRA for you and any eligible dependents.

•	You will be eligible to enroll in the Sysco Corporate Employees 401(k) Plan and Employee Stock Purchase Plan effective on your hire date.

•	In addition to Sysco’s standard employee benefits, you will also be eligible to participate in the following significant executive benefit programs:

•	Management Savings Plan. This is a non-qualified deferred compensation program that allows you to defer salary and bonus on a pre-tax basis above amounts limited under the company’s 401(k) plan.

•	A Disability Income Plan that will provide you with benefits in case of personal disability.

•	Additional group life and accidental death and dismemberment benefits.

An overview of these executive rewards programs is attached.

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Upon commencing employment as a member Sysco’s Senior Executive Leadership team, you will be subject to certain protective covenants agreements. You will also be eligible for executive severance benefits in the case of termination without cause, resignation for Good Reason, or Change in Control.

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As an Executive Vice President of Sysco Corporation, you will be required to comply with the Stock Ownership Requirements as set forth in Sysco’s Corporate Governance Guidelines. Five years from your appointment to this role you will be required to own Sysco stock valued at four times your salary. During that five-year period, you will be subject to retention requirements until your holdings meet or exceed the ownership requirements.

•	You will become eligible for relocation benefits in accordance with the terms and conditions of Sysco’s current domestic Executive Vice President relocation policy, a copy of which is attached.

•	Notwithstanding the foregoing, if your employment with Sysco is terminated for any reason other than death, disability, or an involuntary termination without cause, within

Mr. Aaron E. Alt

one year following the reimbursement of any such moving or rental expenses or payment for loss-on-sale of your current residence, you will be required to pay back to Sysco 100% of the amount of any such reimbursement (plus the amount of any tax gross-up paid on such amounts) and loss-on-sale payment. If your employment with Sysco is terminated within 13-24 months following reimbursement, then you will be required to pay back to Sysco 50% of the relocation expenses.

This offer is contingent upon approval by the Board of Directors of your appointment as an executive officer of Sysco Corporation and successful completion of the pre-employment drug and background check process. Please be advised that this letter is not intended to create or imply any contract or contractual rights between you and Sysco Corporation. Any employee may terminate his/her employment at any time, with or without reason, and the company retains the same right.

Aaron, we are excited to have you join the Sysco team and look forward to your contributions to our continued success.

If you have any questions please contact Eve McFadden or me.

Sincerely,

/s/ Kevin P. Hourican

Kevin P. Hourican

President and Chief Executive Officer

Agreed and Accepted:

/s/ Aaron E. Alt 11/12/2020
Aaron E. Alt Date

Attachments: Sysco Executive Rewards Overview

Sysco FY2021 MIP Long-term Incentive Plan Brochure

Sysco FY2021 Short-term Incentive Brochure

Sysco Corporation EVP US Domestic Relocation Policy

cc:     Eve M. McFadden, Senior Vice President, Legal, General Counsel & Corporate Secretary

Erin C. Packwood, Vice President, Total Rewards & HR Transformation

Sebastian Skalany, Sr. Director, Compensation